Exhibit 99.1

ENDEAVOR EXPLORES POTENTIAL SALE OF EVENT ASSETS

Review includes Miami Open and Madrid Open tennis tournaments and Frieze, the world’s leading platform for modern and contemporary art

BEVERLY HILLS, Calif. (October 24, 2024)—Endeavor Group Holdings, Inc. (NYSE: EDR) (“Endeavor” or the “Company”), a global sports and entertainment company, today announced that it has commenced a review and potential sale of certain events within its IMG portfolio, including but not limited to the Miami Open and Madrid Open, two legendary ATP Masters 1000 and WTA 1000 tennis tournaments, and Frieze, the world’s leading platform for modern and contemporary art.

This review follows the announcement in April 2024 of Silver Lake’s agreement to take Endeavor private, which includes provisions related to the potential sale of certain businesses, excluding premium sports and entertainment company TKO Group Holdings and entertainment agency WME.

“Endeavor’s portfolio includes iconic, global, and must-attend events spanning sports, entertainment, and the arts,” said Mark Shapiro, President and Chief Operating Officer, Endeavor. “As part of Endeavor, Frieze and the Miami and Madrid Open tournaments have each grown significantly, from Frieze launching successful fairs in Los Angeles and Seoul to the Miami and Madrid Opens setting year-over-year attendance and sponsorship records. We are proud of this progress and confident that these unique assets are well-positioned for success in the future.”

Endeavor has retained The Raine Group to assist with the exploratory process.

No definitive timetable has been set for completion of this review process, and there is no assurance that the review will result in any specific action. Endeavor does not intend to comment further regarding the potential sale of its event assets as described herein unless and until it determines that further disclosure is necessary or advisable.

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About Endeavor

Endeavor (NYSE: EDR) is a global sports and entertainment company, home to many of the world’s most dynamic and engaging storytellers, brands, live events, and experiences. The Endeavor network specializes in talent representation through entertainment agency WME; sports operations and advisory, event management, media production and distribution, and brand licensing through IMG; live event experiences and hospitality through On Location; full-service marketing through global cultural marketing agency 160over90; and sports data and technology through OpenBet. Endeavor is also the majority owner of TKO Group Holdings (NYSE: TKO), a premium sports and entertainment company comprising UFC and WWE.

About the Miami Open

The 2025 Miami Open will be played March 16 – March 30 at Hard Rock Stadium. The 15-day combined event is owned and operated by IMG. The Miami Open is one of nine ATP Masters 1000 Series events on the ATP calendar, a WTA 1000 event on the WTA calendar, and features the top men’s and women’s tennis players in the world. The tournament is widely regarded as the most glamorous on the ATP and WTA calendars because of Miami’s unique personality, thriving nightlife, five-star hotels and restaurants, beautiful weather and beaches, and celebrity appeal, as well as its close proximity to both Fort Lauderdale and West Palm Beach. For more information, visit MiamiOpen.com.

About the Madrid Open

The Madrid Open is an ATP Masters 1000 and WTA 1000 tournament that will hold its 23rd edition from April 21 – May 4, 2025, in Madrid, Spain. What began as an indoor Masters 1000 event in 2002 has grown in recent years to become one of the biggest combined (ATP and WTA) tournaments in the world of tennis. After moving to the Caja Mágica in 2009, adding the women’s competition and moving to clay courts in spring, the Mutua Madrid Open has become a must-see event for tennis fans around the world. Currently recognised as one of Spain’s biggest sports events, the tournament welcomed a record 380,073 fans in 2024 and is broadcast in more than 180 countries every year. The two-week combined event is owned and operated by IMG. For more information, visit MutuaMadridOpen.com.

About Frieze

Frieze is a leading global contemporary art organisation, renowned for its art fairs, publications and digital presence. Founded in 1991 with the launch of frieze magazine, the brand has grown to encompass seven of the most significant art fairs worldwide in cities including Chicago, London, Los Angeles, New York and Seoul. These events attract leading artists, galleries and collectors, fostering innovative dialogues and practices within the art community. Frieze magazine continues to set the benchmark for insightful art criticism and commentary, while frieze.com serves as a vital online resource. Committed to expanding the reach and understanding of contemporary art, Frieze also hosts year-round curated programs and associated initiatives, such as No.9 Cork Street and Frieze 91, that enrich the cultural landscape.

With a dedicated team passionate about the arts, Frieze remains at the forefront of artistic exploration and cultural discourse, connecting diverse audiences with groundbreaking artists and their work. Frieze is part of the IMG network. For more information, visit frieze.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Endeavor intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including the potential sale of Endeavor’s event assets described herein. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to important factors discussed in Part I, Item 1A “Risk Factors” in Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as any such factors may be updated from time to time in the Company’s other filings with the SEC, including, without limitation, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, accessible on the SEC’s website at www.sec.gov and Endeavor’s Investor Relations site at investor.endeavorco.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, Endeavor undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Website Disclosure

Investors and others should note that Endeavor announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.endeavorco.com. Endeavor may also use its website as a distribution channel of material Company information. In addition, you may automatically receive email alerts and other information about Endeavor when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.endeavorco.com.

Contacts

Investors: investor@endeavorco.com

Press: Maura McGreevy / press@endeavorco.com

All other inquiries: Christopher Donini, Evan Ellsworth / endeavor@raine.com

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